Exhibit 10.7

MASTER PURCHASE AGREEMENT

This Master Purchase Agreement (“Agreement”) is entered into as of the 7th day of February, 2019 (“Effective Date”) between Chewy, Inc., a Delaware corporation (“Chewy”) having Its principal place of business at 1855 Griffin Road, Suite B-428, Dania Beach, FL 33004, and PetSmart Home Office, Inc., a Delaware corporation, located at 19601 North 27th Avenue, Phoenix, Arizona 85027 (“PetSmart”). In this Agreement, PetSmart and Chewy each may be the selling party (“Seller”) or the buying party (“Buyer”) depending on the respective transaction.

WHEREAS, PetSmart and Chewy may desire to purchase products (“Products”) from each other for sale to consumers from time to time; and

WHEREAS, PetSmart and Chewy desire to enter into this Agreement to establish the terms and conditions that shall govern over the sale and purchase of such Products.

NOW, THEREFORE, in consideration of the premises, promises and covenants set forth below and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    Terms of Purchase. The Seller shall supply and sell to the Buyer Products, together with related packaging, labelling, documentation, transportation and anything else furnished by Seller with respect to such Products in accordance with this Agreement or as otherwise agreed between the parties.

2.    Commercial Terms and Marketing Support. The commercial terms and marketing support related to purchases will be agreed upon by the parties, may be set out in addendums to this Agreement and may be amended from time to time by mutual agreement of the parties.

3.    Representations and Warranties. Seller hereby represents, warrants and covenants during the Term and anytime thereafter that all Products: (i) are free from defects in design, workmanship, materials, and hazards to life, animal, or property; (ii) are merchantable, suitable, and fit for their intended purposes and conform to any warranty, description, or sample provided to Buyer; (iii) do not infringe any patent, trademark, copyright or other intellectual property right of any third party; and (iv) comply with all applicable laws.

4.    Product Information. On an ongoing basis, Seller will provide Buyer with product descriptions, including copyright, trademark and other intellectual property associated with Products (“Product Information”). Seller hereby grants Buyer a non-exclusive, perpetual, worldwide, irrevocable and royalty-free license to use, copy and display the Product information in relation to Buyer’s marketing of the Product on its website’s product pages.

5.    Indemnification. Each party agrees to save, protect, defend, indemnify, and hold harmless the other party and is directors, officers, shareholders, employees and agents from and against all claims, actions, liabilities, judgments, penalties, losses, expenses, damages, proceedings, and lawsuits, including without limitation reasonable expenses of litigation (including attorney’s fees) (individually a “Claim” and collectively the “Claims”) arising, or resulting from, directly or indirectly, out of a party’s (i) negligence, strict liability or intentional misconduct, (ii) infringement or misappropriation of any proprietary right related to or arising under the Products or Product Information, (iii) product liability related to the Products, or (vi) breach of applicable laws. The indemnifying party may not enter into any settlement without the express written consent of indemnified party, which consent shall not be unreasonable withheld.

6.    Limitation of Liability. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S INDEMNIFICATIOIN OBLIGATIONS HEREIN, NEITHER PARTY IS LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES, INCLUDING LOST PROFITS OR OPPORTUNITIES.

7.    Term & Termination. The term of this Agreement will become effective on the Effective Date and will continue for a term of twelve (12) months (the “Initial Term”). This Agreement will automatically renew on the same terms for additional periods of one (1) year each (each, a “Renewal Term” and together with the initial Term, the “Term”). Either party may terminate this Agreement for its convenience at any time with at least ninety (90) days prior written notice.

8.    Miscellaneous Provisions.

No Assignment. Seller may not assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of Buyer.

Governing Law, Jurisdiction, Venue. This Agreement shall be governed by the laws of the state of Delaware without regard to any conflict of law’s provisions.

Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to Product sales. Any modifications hereto must be in writing and signed by the parties, except as otherwise provided herein.

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

PETSMART HOME OFFICE, INC.

By:	/s/ Paul Hunt
Name:	Paul Hunt
Title:	SVP Sourcing & Product Development

CHEWY, INC.

By:	/s/ Michael Goodman
Name:	Michael Goodman
Title:	VP Private Label